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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 33-24929
                                               ----------

        Copley Pension Properties VII; A Real Estate Limited Partnership
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             (Exact name of registrant as specified in its charter)

          World Trade Center East, Two Seaport Lane, Boston, MA 02210
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnerships Interest
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           (Title of each class of securities covered by this Form)

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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [_]         Rule 12h-3(b)(1)(ii) [_]
            Rule 12g-4(a)(1)(ii) [_]         Rule 12h-3(b)(2)(i)  [_]
            Rule 12g-4(a)(2)(i)  [_]         Rule 12h-3(b)(2)(ii) [_]
            Rule 12g-4(a)(2)(ii) [_]         Rule 15d-6           [X]
            Rule 12h-3(b)(1)(i)  [_]

     Approximate number of holders of record as of the certification or notice date: 0
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 27, 2003                    By: /s/ Alison Husid
     -----------------------------            ----------------------------------
                                              Alison Husid, President, Chief
                                              Executive Officer and Director of
                                              General Partner, Copley Pension
                                              Properties Inc.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.